Exhibit 99(g)(1)(ii)

AMENDED AND RESTATED

APPENDIX B

CUSTODY AGREEMENT

(updated October 8, 2026)

The following open-end management investment companies are hereby made parties to the Custody Agreement dated April 28, 2022, as amended June 12, 2025, with UMB Bank, n.a. and Spinnaker ETF Series, and agree to be bound by all the terms and conditions contained in said Agreement:

1.	Genter Capital Dividend Income ETF
2.	Genter Capital International Dividend ETF
3.	Genter Capital Taxable Quality Intermediate ETF
4.	Genter Capital Municipal Quality Intermediate ETF
5.	Indexperts Gorilla Aggressive Growth ETF
6.	Indexperts Yield Focused Fixed Income ETF
7.	Indexperts Quality Earnings Focused ETF
8.	Langar Global HealthTech ETF
9.	North Shore Equity Rotation ETF
10.	Obra Defensive High Yield ETF
11.	Obra Opportunistic Structured Products ETF
12.	Obra High Grade Structured Products ETF
13.	Select STOXX Europe Aerospace & Defense ETF
14.	Tuttle Capital AI Bottleneck ETF
15.	Tuttle Capital Inverse ESG ETF
16.	UVA Unconstrained Medium-Term Fixed Income ETF
17.	WarCap Unconstrained Equity ETF